                                                                    EXHIBIT 22.1

                            BARBEQUES GALORE LIMITED
                                ACN 008 577 759

                        NOTICE OF ANNUAL GENERAL MEETING

NOTICE is hereby given that the eighteenth Annual General Meeting of Barbeques Galore Limited (the "Company") will be held at 327 Chisholm Road, Auburn, New South Wales, on Tuesday, 29 June 1999 at 10:00 a.m.

Ordinary Business

1. To receive the financial statements of the Company and of the consolidated entity for the year ended 31 January 1999 and the reports of the directors and auditors thereon.

2. To elect two directors:

Edgar Berner who was appointed to the Board on 1 September 1998, retires in accordance with Article 65 of the Company's Constitution and being eligible, offers himself for re-election.

Robert Gavshon retires by rotation in accordance with the provisions of Article 63 of the Company's Constitution and being eligible, offers himself for re-election.

General

3. To transact any business which may be lawfully brought forward.

Proxies and other matters

4. (a) A member entitled to attend and vote is entitled to appoint not more than two proxies.

    (b) Where more than one proxy is appointed, each proxy must be appointed to represent a specified proportion of the member's voting rights.

    (c)  A proxy need not be a member of the Company.

    (d) Proxies given by companies must be executed under seal or under the hand of an officer or attorney duly authorised in writing.

    (e) To be effective, the form appointing a proxy and the Power of Attorney (if any) under which it is signed (or an attested copy thereof), must be delivered to the registered office of the Company at 327 Chisholm Road, Auburn, New South Wales, Australia not later than 10:00 a.m. on Friday, 25 June 1999 or by facsimile to 61-2-97044212.

By order of the Board,




/s/DAVID GLASER

David M. Glaser
B.Com, ACA.
Company Secretary

21 May 1999

                                                        1.  To receive the financial statements of the      For  Against  Abstain
------------------------------------                        Company and of the consolidated entity          [ ]    [ ]      [ ]
BARBEQUES GALORE LIMITED                                    for the year ended January 31, 1999 and
------------------------------------                        the reports of the directors and auditors
                                                            thereof.

                                                        2.  Re-election as director:                        For  Against  Abstain

                                                                          a)  Mr.Edgar Berner               [ ]    [ ]      [ ]

                                                                          b)  Mr. Robert Gavshon            [ ]    [ ]      [ ]


CONTROL NUMBER:

                                                        Mark box at right if you wish to give a discretionary proxy to a       [ ]
                                                        member or members of the Board of Directors.  PLEASE NOTE:
                                                        Marking the box to the right voids any other instructions marked above.

                                                        Mark box at right if an address change or comment has been noted        [ ]
                                                        on the reverse side of this card.

                                             --------   Mark box at right if you do not wish to   receive duplicate annual      [ ]
Please be sure to sign and date this Voting    Date     reports at this address.
Instruction Card.
-----------------------------------------------------

-----------------------------------------------------
   ADR Holder sign here          Co-owner sign here

   DETACH CARD                                                       DETACH CARD

       TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY RECEIPTS ("ADRs")
                        REPRESENTING ORDINARY SHARES OF
                    BARBEQUES GALORE LIMITED (THE "COMPANY")
                           (CUSIP Number:  067091108)

  Morgan Guaranty Trust Company of New York (the "Depositary"), has received advice that the 18th Annual General Stockholders' Meeting (the "Meeting) of the Company will be held at 327 Chisholm Road, Auburn, New South Wales, on Tuesday, June 29, 1999 at 10:00 a.m. (Sydney time).

  If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Ordinary Shares represented by your American Depositary Receipt(s) ("ADRs") for or against or abstain the Resolutions to be proposed at the Meeting, kindly execute and forward to Morgan Guaranty Trust Company of New York, the attached Voting Instruction Card. The enclosed postage paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such manner as to show clearly whether you desire the Nominee or the Nominees of the Depositary to vote for or against or abstain the Resolutions, as the case may be. You may include instructions to give a discretionary proxy to a member or members of the Board of Directors. Only the registered holders of record at the close of business May 25, 1999 will be entitled to execute the attached Voting Instruction Card.

  Morgan Guaranty Trust Company of New York, Depositary

  Dated:  June 2, 1999

                           BARBEQUES GALORE LIMITED

             Morgan Guaranty Trust Company of New York, Depositary
                     P.O. Box 9383, Boston, MA  02205-9958

The undersigned, a registered holder of American Depositary Receipt(s) representing Ordinary Shares of Barbeques Galore Limited (the "Company"), of record May 25, 1999, hereby requests and authorizes Morgan Guaranty Trust Company of New York, the Depositary, though its Nominee or Nominees, to vote or execute a proxy to vote the underlying Ordinary Shares of the Company represented by such Depositary Receipts, on the Resolutions at the Annual General Stockholders' Meeting of the Company to be held in New South Wales, on June 29, 1999 at 10:00 a.m., or any adjournment thereof.

These instructions, when properly signed and dated, will be voted in the manner directed herein. If you mark the box to indicate that you wish to give a discretionary proxy to a member or members of the Board of Directors, the underlying shares represented by our American Depositary Receipt(s) will be voted by such member or members in their discretion. If these instructions are properly signed and dated, but no direction is made, the underlying shares represented by such Receipt(s) will be voted by the Depositary FOR all Resolutions at the Meeting.

NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card must be returned before 3:00 p.m., June 23, 1999.

--------------------------------------------------------------------------------
  PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN ENCLOSED
                                   ENVELOPE.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------



HAS YOUR ADDRESS CHANGED?                DO YOU HAVE ANY COMMENTS?

------------------------------           ------------------------------

------------------------------           ------------------------------

------------------------------           ------------------------------

                            BARBEQUES GALORE LIMITED
                                ACN 008 577 759

                                   PROXY FORM

Registered office:  327 Chisholm road, Auburn, New South Wales, 2144.

In respect of the Annual General Meeting to be held on 29 June 1999 or any adjournment thereof:

I/We                                                             (BLOCK LETTERS)
--------------------------------------------------------------------------------
of
--------------------------------------------------------------------------------
being a member/members of Barbeques Galore Limited

hereby appoint
--------------
of
--------------------------------------------------------------------------------
or failing him/her
--------------------------------------------------------------------------------
of
--------------------------------------------------------------------------------
or failing him/her the Chairman of the meeting, as my/our proxy to vote for me/us and on my/our behalf at the said Annual General Meeting of the company in respect of _______ shares.

Signed this    day of                                                       1999
--------------------------------------------------------------------------------

Signature of shareholder/s
--------------------------------------------------------------------------------

Optional: Should you desire to direct your proxy how to vote, please insert "x" in the appropriate box against each item, failing which your proxy will vote as he/she thinks fit, or abstain from voting.


 Agenda item no (2)                                                                          For  Against  Abstain
 Re-election as director:                                      Mr. Edgar Berner              [ ]    [ ]      [ ]

                                                               Mr. Robert Gavshon            [ ]    [ ]      [ ]


Notes

(1) If the number of shares is not inserted above it will be assumed that the proxy is for all shares registered in the name of the member.

(2) A member entitled to attend and vote is entitled to appoint not more than two proxies.

(3) Where more than one proxy is appointed, each proxy must be appointed to represent a specified proportion of the member's voting rights.

(4) A proxy need not be a member.

(5) To be effective, proxy forms (duly completed) must reach the registered office no later than 10:00 a.m. on Friday, 25 June 1999 or by facsimile to 61-2-97044212.

                                                                          [LOGO]



                            BARBEQUES GALORE LIMITED


To Our Shareholders:

     For Barbeques Galore, fiscal 1999 was a year of strong operational and financial performance. In our first full year as a Nasdaq-listed company, we opened ten new stores in the U.S., continued our successful store refurbishment program in Australia, upgraded our manufacturing operations and achieved record sales and earnings for the year. Overall, fiscal 1999 was a year of significant accomplishments.

Retail Concept Remains Unique and Attractive to Customers
---------------------------------------------------------

     As the only full-line specialty retail chain of barbecue and barbecue accessory stores in Australia and the U.S., Barbeques Galore offers customers one-stop shopping for all their grilling needs. We offer a comprehensive selection of gas, charcoal and electric grills, including our own proprietary line of high-end barbecues, as well as a broad array of grilling accessories, books, sauces and fireside products. We have created a store environment that is exciting and friendly, and we have established store locations in easily accessible sites. We also place a significant emphasis on providing superior customer service, achieved through extensive employee training, competitive pricing, and delivery and assembly services.

U.S. New Store Rollout Plan on Track
------------------------------------

     As we stated in our letter to shareholders one year ago, our goal for new U.S. store openings in fiscal 1999 was to enter selected new markets while also strengthening our presence in existing geographic areas to increase market share and operating leverage. We are pleased to report that we were successful on both fronts. During fiscal 1999, we opened a total of ten new Company-owned stores in the U.S. New store openings in existing markets included San Antonio and Austin, Texas and Roseville, California, while in new markets, we opened stores in Greensboro and Cary, North Carolina; Sterling, Fairfax, Fredericksburg and Springfield, Virginia; and White Marsh, Maryland. We also closed one California store during the fiscal year.

     We believe the markets in which we now operate hold important growth opportunities for Barbeques Galore, and in fiscal 2000, we intend to focus our resources on further penetrating these areas. We currently plan to open up to 16 new stores in fiscal 2000, including 12 new Company-owned stores and four new franchise stores. In the first quarter of the current fiscal year, we opened five Company-owned stores - in Towson and Columbia, Maryland, Chandler, Arizona, and two in Charlotte, North Carolina - as well as one franchise store in Tampa, Florida. As we continue to expand our U.S. store base, we expect the resulting revenue growth to increase operating leverage.

Positive Results from Australia Refurbishment Program
-----------------------------------------------------

     Our store refurbishment program in Australia continued on plan in fiscal 1999. During the year, we opened one new store, upgraded another and relocated two more. Since we began the refurbishment program in 1994, we have upgraded a total of eight stores, relocated ten, closed four and opened six new stores.
The results from this program have been impressive: All but one of the relocated and upgraded stores achieved double digit sales growth in the year following refurbishment. During fiscal 2000, we expect to complete the refurbishment program with two new store openings, one upgrade and three relocations.

Manufacturing and Distribution Upgrades will Support Continued Growth
---------------------------------------------------------------------

     Another highlight of fiscal 1999 was the progress we made in improving our manufacturing, distribution and computer systems. We completed the consolidation of our manufacturing and enameling plant in Sydney, where we produce our proprietary barbecues, including the addition of a new powder coating line. Already, greater operating efficiencies resulting from this consolidation are evident, and this improvement should continue in the coming quarters. Also during the year we began to make important changes in our warehouse and distribution operations in Australia that should improve distribution management and efficiencies, and we anticipate the completion of this project in the current fiscal year. Finally, we are upgrading our Australian computer system to become Year 2000 compliant and to enhance the capabilities of our management information system. These improvements to our infrastructure and systems will enable us to handle the increased manufacturing, warehousing and distribution requirements we will experience as we expand our business in the coming years.

Operating in a Mixed Economic Climate
-------------------------------------

     During fiscal 1999, our U.S. operations benefited from the health of the economy in the U.S., where consumer confidence was high and retail spending was strong. In Australia, the currency was affected by the Asian economic crisis, which increased the cost of imported raw materials and components used to manufacture our proprietary grills. This economic environment also had an impact on consumer confidence in Australia, particularly during the first half of the year. The Australian economy, however, proved to be resilient, and in the latter half of the year the economic situation improved significantly.

Record Sales and Earnings
-------------------------

     Our financial performance in fiscal 1999 was strong and provides a solid foundation on which to build in the current year and beyond. For the fiscal year ended January 31, 1999, net sales increased 25% to a record A$225.0 million from A$179.3 million one year ago. Net sales in the U.S. were US$59.2 million (A$95.0 million), a 31% increase over U.S. sales of US$45.2 million (A$61.7 million) in fiscal 1998. In Australia, net sales for the year grew 11% to A$130.0 million from A$117.6 million in the prior fiscal year. Comparable store sales growth in both the U.S. and Australia was strong, with comparable store sales increasing 10.9% in the U.S. and 8.8% in Australia on a year to year basis. Operating income increased 24% for the year to A$9.7 million compared to pro forma operating income of A$7.8 million one year ago. Net income also grew significantly to A$5.2 million, or A$1.15 per share, from pro forma net income of A$4.6 million, or A$1.02 per share, in fiscal 1998.

Favorable Outlook for Fiscal 2000 and Beyond
--------------------------------------------

     We entered fiscal 2000 with positive momentum, strong opportunities for growth, and a stable economic environment in both Australia and the U.S. This week, we will be launching an eCommerce website that will allow us to sell an array of products online in the U.S. We believe the opportunities for incremental revenue, increased store traffic and greater name recognition for Barbeques Galore from this initiative should be substantial. We also plan to continue with the strategic execution of our U.S. new store rollout plan and Australian store refurbishment plan.

     As always, we appreciate the loyalty and dedication of our employees, vendors, bankers and customers. Above all, we thank you, our shareholders, for your continued support of Barbeques Galore.

Sincerely,


/s/ SAM LINZ                 /s/ ROBERT GAVSHON                 /s/ SYDNEY SELATI
Sam Linz                     Robert Gavshon                     Sydney Selati
Chairman of the Board        Executive Deputy Chairman          President, Barbeques Galore USA

May 13, 1999